Filed pursuant to Rule 433
Registration Statement Nos. 333-162219 and 333-162219-01
April 9, 2012

The following summary does not contain all the material terms or risks of an investment of the securities. You should read Preliminary Pricing Supplement No. 134, Product Prospectus Supplement No. VIN-1 and the Prospectus for important information about the terms, risks and tax treatment of the securities before investing.  We also urge you to consult your accounting, legal and tax advisors before buying any securities.  Capitalized terms have the meanings set forth in Preliminary Pricing Supplement No. 134 and Product Prospectus Supplement No. VIN-1.

6 Year – Variable Income Notes

Summary of Key Terms
Overview

The securities are intended to provide exposure to a basket of ten domestic equities. The securities may be appropriate for investors who are moderately bullish on the Underlying Shares, are seeking coupons based on the average of the Share Performance of the Underlying Shares, and are willing to accept the credit risk of RBS and RBSG.

Return Profile

You will receive annual cash coupons based on the arithmetic average of the Share Performance of the Underlying Shares within the Basket.

Coupons will not be less than 1.00% per annum and will not exceed the Auto-Cap Rate.

In addition to the final Coupon Payment, the Payment at Maturity will be equal to $1,000 per security even if the prices of the Underlying Shares have declined.

Any payments due on the securities, including any coupon payments and the payment at maturity, will be subject to the ability of RBS and RBSG to pay their respective obligations as they become due.

Basket

Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Payment at Maturity:	A cash payment per security equal to $1,000 plus the final Coupon Payment, subject to the credit risk of the Issuer and the Guarantor.
Coupon Rate:	The arithmetic average of the Share Performance of each Underlying Share within the Basket on the applicable Coupon Valuation Date, subject to the Minimum Coupon Rate of 1.00% per annum.
Share Performance:	If the Underlying Share Return on a Coupon Valuation Date is:
(i) greater than or equal to zero, the Share Performance for such Underlying Share on such Coupon Valuation Date will equal the Auto-Cap Rate; or
(ii) less than zero, the Share Performance for such Underlying Share on such Coupon Valuation Date will equal the greater of the Underlying Share Return and the Floor Rate.
Underlying Share Return:	(Ending Share Price – Initial Share Price) / Initial Share Price.
Floor Rate:	-30.00%
Auto-Cap Rate:	5.00% – 7.00% (to be determined on the pricing date).
Initial Share Price:	The closing price per share of each Underlying Share on the pricing date.
Ending Share Price:	The closing price per share of each Underlying Share on the applicable Coupon Valuation Date, as determined by the calculation agent, multiplied by the Adjustment Factor.
Coupon Payment Dates*†:	April 30, 2013; April 30, 2014; April 30, 2015; May 2, 2016; May 1, 2017; and April 30, 2018.
Coupon Valuation Dates*†:	April 23, 2013; April 23, 2014; April 23, 2015; April 25, 2016; April 24, 2017; and April 23, 2018.
Pricing Date*:	April 25, 2012
Settlement Date*:	April 30, 2012
Maturity Date*†:	April 30, 2018
CUSIP/ISIN:	78009PCU3 / US78009PCU30
* These are expected dates and are subject to change. If we change the expected pricing date or settlement date, the expected Coupon Payment Dates, Coupon Valuation Dates and Maturity Date will also be changed. The stated term of the securities will remain the same.
† Subject to postponement. See Preliminary Pricing Supplement No. 134.

RBS Securities Inc. – Investor Products | (866) 747-4332 │ InvestorProducts@rbs.com

Where You Can Find More Information

•     Preliminary Pricing Supplement No. 134
•     Product Prospectus Supplement No. VIN-1
•     Prospectus dated May 18, 2010

Selected Benefits

▪	Exposure to U.S. equity markets through a basket of ten domestic equities.

▪	The securities will pay a coupon equal to at least 1.00% per annum.

▪	The securities offer full return of principal at maturity, subject to the creditworthiness of RBS and RBSG.

▪	Minimum denomination of $1,000 and multiples thereof.

Selected Risks

An investment in the securities involves significant risks, including those listed below.  The risks identified below are not exhaustive.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page PS-7 of the Preliminary Pricing Supplement No. 134 and page S-13 of the Product Prospectus Supplement No. VIN-1.

▪	The Coupon Rate may not be more than 1.00% per annum and will not exceed the Auto-Cap Rate.

▪	All payments on the securities will be subject to the credit risk of RBS and RBSG.

▪
Because the Auto-Cap Rate has a lower absolute value than the Floor Rate, a negative performance of an Underlying Share may have a greater influence on the average Share Performance and, consequently, the Coupon Rate than any positive performance of an Underlying Share.

▪
The Basket contains a limited number of specific Underlying Shares and is not intended to provide diversification in or broad exposure to specific sectors or industries or to the equity markets in general. You should be familiar with and make your own investment decision with respect to an investment linked to such Underlying Shares.

▪	The Share Performances of the Underlying Shares may offset each other.

▪	To the extent the Underlying Shares are concentrated in the same industry or sector, prices of such Underlying Shares may correlate with each other.

▪	Your return on an investment in the securities may be less than an investment directly in the Underlying Shares.

▪	In addition to the final Coupon Payment, the Payment at Maturity will never exceed the Original Offering Price, regardless of how well each Underlying Share performs.

▪	The securities are not FDIC-insured.

▪	There may be little or no secondary market for the securities.

▪	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

▪
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

▪	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

▪	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

▪
RBS Securities Inc. and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, and which could affect the value of the securities.

▪	There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

▪	We may engage in business with or involving one or more of the issuers of the Underlying Shares (each, an “Underlying Company”) without regard to your interests.

▪	We do not control any Underlying Company and we are not responsible for any of their disclosure.

▪	There may be limited anti-dilution protection for securities linked to an Underlying Share.

▪
In some circumstances (e.g., mergers, acquisitions, etc.), the payment you receive at maturity on the securities may be based on the common stock of another company and not the common stock of the Underlying Company.

IMPORTANT NOTICE: RBSG and RBS have filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents, including the pricing supplement, the product supplement and the prospectus, related to this offering that has been filed with the SEC for more complete information about RBSG and RBS and the offering of the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request by calling toll free (866) 747-4332.

RBS Securities Inc. – Investor Products | (866) 747-4332 │ InvestorProducts@rbs.com